Houston Wire & Cable Company Reports Record Revenues

Margin Expands and Net Income Increases

HOUSTON, TX -- (Marketwire - November 07, 2011) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the third quarter of 2011.

Selected highlights for the third quarter of 2011 compared to the prior year period:

  Record sales of $105.8 million, increased 16.8% from $90.5 million
  Gross margin at 21.7%, increased 230 basis points from 19.4%
  Net income of $5.0 million, increased 122.3% from $2.2 million
  Diluted EPS of $0.28, increased 115.4% from $0.13 per share
  Declared a dividend of $0.09 cents per share, an increase of 5.9% from $0.085 cents per share in 2010

Third Quarter Summary

Revenues reached a new record high for the Company, as the sales momentum experienced in the first six months, continued into the third quarter. This is the first quarter in which sales from the June 2010 acquisition were compared on a quarter-over-quarter basis.

Project activity within the five long-term growth initiatives of Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials and LifeGuard™, our proprietary private-label product, was up approximately 50% for the quarter, due to improved economic conditions and previously booked backlog demand.

Repair and Replacement business, also referred to as Maintenance, Repair and Operations (MRO), was negatively impacted in the quarter, as a result of implementing a new software system in the acquired mechanical wire businesses. Management expects this situation to improve during the fourth quarter, as the new software system will allow for increased efficiencies in reporting and management. Excluding the estimated impact of these software issues, MRO sales were up approximately 10-15% for the third quarter of 2011. Management estimates that increased copper prices, which primarily affects our stock shipments and trails current market movements due to our average cost inventory accounting treatment, had a favorable impact on sales of approximately 8%.

Gross profit increased 30.9% to $23.0 million from $17.6 million due to the higher sales volume and improved gross margin. Improved demand and double-digit sales growth drove gross margins 230 basis points to 21.7%.

Operating expenses increased 8.2% from the prior year period, primarily due to increased commission expense and other operating expenses, including higher healthcare costs and systems integration expenses totaling approximately $0.6 million. However, as a percentage of sales, operating expenses decreased to 13.8% in the third quarter of 2011 from 14.9% in the prior year period, as the Company benefited from improved operating leverage.

Interest expense of $0.4 million was higher than the third quarter of 2010, as average debt levels rose from $57.1 million in the third quarter of 2010 to $61.9 million in the third quarter of 2011, primarily to fund the increase in working capital.

Operating income at $8.4 million was more than double the $4.1 million achieved in the prior year period. The effective tax rate for the quarter of 38.1% was lower than the 40.4% in 2010, which reflected the impact of non-deductible acquisition expenses incurred in 2010.

Net income for the quarter was $5.0 million, a 122.3% increase over the prior year period and diluted earnings per share were $0.28, up from the prior year period at $0.13 per share.

Nine Month Results Summary

Revenue for the first nine months of 2011 increased 43.7%, reflecting 30.7% organic sales growth and $34.7 million in increased sales from the June 2010 acquired businesses.

MRO sales increased approximately 10% to 15% for the period and sales within our five long-term growth initiatives were up approximately 50%. Management estimates that copper inflation, which primarily affects our stock shipments and lags broad market moves due to our average cost inventory accounting treatment, had a favorable impact on sales of approximately 9%.

Gross profit of $69.0 million increased 61.0% from $42.8 million in the prior year period due to the increased level of sales and the improvement in gross margins. Gross margins increased from 19.9% to 22.3%, as a result of improved demand over the prior year period.

Operating expenses increased 24.3% from the prior year period, primarily due to expenses of the acquired companies, of which only three months were included in the comparable period. Operating expenses as a percentage of sales decreased to 13.2% from 15.3% in the prior year period, due to operating leverage, ongoing cost control initiatives and the reversal of $2.0 million of compensation expense, of which $1.7 million was recorded prior to 2011, for the expected forfeiture of options upon the departure of our CEO at year-end.

Interest expense of $1.1 million was higher than the prior year, as average debt levels rose from $26.4 million in 2010 to $60.4 million in 2011, primarily as a result of the June 2010 acquisition and to fund the increase in working capital.

Operating income of $28.1 million was almost three times higher than the $9.9 million level in 2010. The effective tax rate for the period of 38.4% was lower than the prior period level of 39.5%, primarily because 2010 reflected the impact of non-deductible acquisition expenses.

Net income for the period almost tripled to $16.6 million, from $5.7 million in the prior year period.

Chuck Sorrentino, Chief Executive Officer, commented, "I am pleased with our performance year-to-date as sales levels nearly doubled our estimated growth rate of the markets we serve. Our long-term growth initiatives continue to drive sales growth in our targeted end markets, although end markets are looking less robust.

"Operating leverage contributed to expense reduction as a percentage of sales and income has rebounded. I am pleased that the Company has been able to continue investing in its industry-leading sales force. Our teams remain focused on gaining market share, as we acquired 70 new customers during the quarter, bringing us over 200 new relationships during the first nine months of 2011. We remain cautiously optimistic, but want to emphasize we are facing difficult comparisons particularly from project business."

Conference Call

The Company will host a conference call to discuss third quarter results on Monday, November 7th at 10:00 am CT. Hosting the call will be Charles Sorrentino, Chief Executive Officer; James Pokluda, President and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website, www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until November 14, 2011.

Replay Dial In:                888.203.1112
International Replay:          719.457.0820
Confirmation Code:             2542126

About the Company

With 35 years experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                        HOUSTON WIRE & CABLE COMPANY
                        Consolidated Balance Sheets
                     (In thousands, except share data)

                                               September 30,   December 31,
                                                    2011           2010
                                               -------------  -------------
                                                 (unaudited)
Assets
Current assets:
  Accounts receivable, net                     $      69,959  $      67,838
  Inventories, net                                    73,787         67,503
  Deferred income taxes                                3,765          2,399
  Income taxes                                           548             --
  Prepaids                                             1,106            763
                                               -------------  -------------
Total current assets                                 149,165        138,503

Property and equipment, net                            6,189          6,255
Intangible assets, net                                14,133         15,557
Goodwill                                              25,082         25,082
Other assets                                             159             93
                                               -------------  -------------
Total assets                                   $     194,728  $     185,490
                                               =============  =============

Liabilities and stockholders' equity
Current liabilities:
  Book overdraft                               $       2,530  $       3,055
  Trade accounts payable                              13,528         19,987
  Accrued and other current liabilities               18,054         19,781
  Income taxes                                            --          1,036
                                               -------------  -------------
Total current liabilities                             34,112         43,859

Debt                                                  61,200         54,825
Other long term obligations                              131            141
Deferred income taxes                                  2,446            945
                                               -------------  -------------
Total liabilities                                     97,889         99,770
                                               -------------  -------------

Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized, none issued and
   outstanding                                            --             --
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares
   issued: 17,766,763 and 17,748,487
   outstanding at September 30, 2011 and
   December 31, 2010, respectively                        21             21
  Additional paid-in-capital                          57,520         58,642
  Retained earnings                                   92,128         80,187
  Treasury stock                                     (52,830)       (53,130)
                                               -------------  -------------
Total stockholders' equity                            96,839         85,720
                                               -------------  -------------
Total liabilities and stockholders' equity     $     194,728  $     185,490
                                               =============  =============

                        HOUSTON WIRE & CABLE COMPANY
                      Consolidated Statements of Income
                                 (Unaudited)
               (In thousands, except share and per share data)

                                Three Months Ended      Nine Months Ended
                                  September 30,           September 30,
                             ----------------------- -----------------------
                                 2011        2010        2011        2010
                             ----------- ----------- ----------- -----------

Sales                        $   105,782 $    90,536 $   308,929 $   214,973
Cost of sales                     82,776      72,962     239,951     172,139
                             ----------- ----------- ----------- -----------
Gross profit                      23,006      17,574      68,978      42,834

Operating expenses:
  Salaries and commissions         7,823       7,191      20,542      17,481
  Other operating expenses         6,071       5,644      18,114      14,463
  Depreciation and
   amortization                      726         676       2,251         972
                             ----------- ----------- ----------- -----------
Total operating expenses          14,620      13,511      40,907      32,916
                             ----------- ----------- ----------- -----------

Operating income                   8,386       4,063      28,071       9,918
Interest expense                     371         318       1,099         466
                             ----------- ----------- ----------- -----------
Income before income taxes         8,015       3,745      26,972       9,452
Income taxes                       3,050       1,512      10,347       3,737
                             ----------- ----------- ----------- -----------
Net income                   $     4,965 $     2,233 $    16,625 $     5,715
                             =========== =========== =========== ===========

Earnings per share:
  Basic                      $      0.28 $      0.13 $      0.94 $      0.32
                             =========== =========== =========== ===========
  Diluted                    $      0.28 $      0.13 $      0.93 $      0.32
                             =========== =========== =========== ===========
Weighted average common
 shares outstanding:
  Basic                       17,685,211  17,660,056  17,677,514  17,656,129
                             =========== =========== =========== ===========
  Diluted                     17,814,181  17,697,927  17,802,726  17,705,641
                             =========== =========== =========== ===========

Dividend declared per share  $      0.09 $     0.085 $     0.265 $     0.255
                             =========== =========== =========== ===========

                        HOUSTON WIRE & CABLE COMPANY
                   Consolidated Statements of Cash Flows
                                (Unaudited)
                               (In thousands)

                                                        Nine Months
                                                    Ended September 30,
                                               ----------------------------
                                                    2011           2010
                                               -------------  -------------

Operating activities
Net income                                     $      16,625  $       5,715
Adjustments to reconcile net income to net
 cash provided by (used in) operating
 activities:
  Depreciation and amortization                        2,251            972
  Amortization of capitalized loan costs                  61             28
  Amortization of unearned stock compensation           (968)         1,706
  Provision for doubtful accounts                         41             75
  Provision for returns and allowances                   108           (210)
  Provision for inventory obsolescence                   778            595
  Gain on disposal of property and equipment              --             (8)
  Deferred income taxes                                  135           (721)
  Changes in operating assets and liabilities:
    Accounts receivable                               (2,270)        (7,494)
    Inventories                                       (7,062)         3,495
    Prepaids                                            (343)         2,773
    Other assets                                        (139)           140
    Book overdraft                                      (525)            85
    Trade accounts payable                            (6,459)         6,319
    Accrued and other current liabilities             (1,384)         3,339
    Income taxes                                      (1,584)          (155)
    Other long term obligations                          (10)            --
                                               -------------  -------------
Net cash provided by (used in) operating
 activities                                             (745)        16,654

Investing activities
  Expenditures for property and equipment               (749)          (374)
  Proceeds from disposal of property and
   equipment                                              --             20
  Cash paid for acquisition                             (343)       (50,000)
                                               -------------  -------------
Net cash used in investing activities                 (1,092)       (50,354)

Financing activities
  Borrowings on revolver                             317,572        253,392
  Payments on revolver                              (311,197)      (215,231)
  Purchase of treasury stock                              (3)            --
  Proceeds from exercise of stock options                112             36
  Excess tax benefit for stock options                    37              5
  Payment of dividends                                (4,684)        (4,502)
                                               -------------  -------------
Net cash provided by financing activities              1,837         33,700
                                               -------------  -------------

Net change in cash                                        --             --
Cash at beginning of period                               --             --
                                               -------------  -------------

Cash at end of period                          $          --  $          --
                                               =============  =============

CONTACT:
Hope M. Novosad
Manager, Investor Relations
Direct: 713.609.2110
Fax: 713.609.2168
hnovosad@houwire.com